Exhibit 99.1
Repros Therapeutics Inc. Establishes Scientific Advisory Board
THE WOODLANDS, Texas— June 5, 2009 — Repros Therapeutics Inc. (NasdaqGM:RPRX) today announces the formation of a Scientific Advisory Board to provide guidance to the Company with the development program for its lead product, Proellex, which is under development for uterine fibroids and endometriosis, two gynecological disorders with high unmet medical needs.
The Scientific Advisory Boards consist of the following leading Gynecologists and Reproductive Endocrinologists:
•	David F. Archer, M.D., (Chair), Professor of Obstetrics & Gynecology, and Director of the CONRAD Clinical Research Center, Eastern Virginia Medical School, Norfolk, VA.

•	Linda C. Giudice, M.D., Ph.D., Professor & Chair, Obstetrics, Gynecology, and Reproductive Sciences, University of California, San Francisco, CA.

•	Bruce A. Lessey, M.D., Ph.D., University Medical Group, Greenville Hospital System, Greenville, SC.

•	Valerie Montgomery Rice, M.D., F.A.C.O.G., Dean, Meharry Medical College, Nashville, TN.

•	Alfred N. Poindexter, III, M.D., Professor of Obstetrics & Gynecology, Baylor College of Medicine,, Houston, TX.

•	John F. Steege, M.D., Professor of Obstetrics & Gynecology, University of North Carolina at Chapel Hill, School of Medicine, Chapel Hill, NC.

•	Robert N. Taylor, M.D., Ph.D., Leach/Hendee Professor and Vice Chair for Research, Department of Gynecology and Obstetrics, Emory University School of Medicine, Atlanta, GA.
“Since we have entered late phase clinical development of Proellex for uterine fibroids, and expect to initiate Phase 3 clinical trials for endometriosis during the second half of this year, clinical, medical, and scientific input and advice from an Advisory Board of this high caliber will be extremely useful to us in preparing for our planned 2010 and 2011 NDA submissions and beyond”, stated Dr. Paul Lammers, President of Repros Therapeutics.
“Together with my outstanding colleagues on this Advisory Board, we are looking forward to provide guidance to Repros Therapeutics in their efforts to develop Proellex in several important areas of unmet needs in reproductive health”, stated Dr. David Archer, Chairman of the Scientific Advisory Board.

Dr. Alfred Poindexter, clinical investigator in several studies with Proellex, added: “The responses I have witnessed in patients from my clinic have been encouraging. The assembly of this impressive Advisory Board should help provide the necessary scientific foundation essential to navigating the complex process of drug development.”
     For more information, please visit the Company’s website at http://www.reprosrx.com.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Dr. Paul Lammers President (713) 294-2380